Exhibit 23.2

August 8, 2023

PHX Minerals Inc.

1320 S. University Dr., Suite 720

University Centre II

Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PHX Minerals Inc. (“PHX”) to be filed with the United States Securities and Exchange Commission on or about August 8, 2023, and any amendments filed with respect thereto, of our report of third party dated October 4, 2022, with respect to estimates of reserves and future net revenue, as of September 30, 2022, of PHX and to all references to Cawley, Gillespie and Associates in the Registration Statement.

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, President

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693